Exhibit (c)(3)


        700 NE Multnomah
        Portland, Oregon 97232
        (503) 731-2000
        FAX (503) 731-2199


        PACIFICORP


        The Energy Group plc
        117 Piccadilly
        London, W1V 9FJ
        England

        Gentlemen:

        In consideration of execution by The Energy Group PLC ("TEG"), Peabody Holding Company, Inc., and Peabody Western Coal Company of the Agreement Containing Consent Order ("Consent Agreement") with the Federal Trade Commission ("FTC") in connection with PacifiCorp's proposed offer to acquire all of the outstanding shares of TEG (the "Offer"), PacifiCorp agrees that if the Offer lapses, is withdrawn by PacifiCorp, or terminates, PacifiCorp will provide the FTC with the notice required under Paragraph X of the Consent Agreement, will sell all voting securities of TEG in excess of $15 million as valued under the Hart-Scott-Rodino Rules, and will withdraw its notification under 16 CFR ss.
803.1 with respect to the Offer within 90 days after the date the Offer lapses, is withdrawn, or terminates.

                                       Very truly yours,


                                       RICHARD T. O'BRIEN
                                       -----------------------------------------
                                       Richard T. O'Brien
                                       Senior Vice President and
                                       Chief Financial Officer